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                                             EXHIBIT 99.1


                                             For More Information:
                                             James N. Borum
                                             Thomas C. Deas, Jr.
                                             (610) 687-5253

AIRGAS, INC. REPORTS CASH FLOW AND EARNINGS
IN SECOND QUARTER

     RADNOR, Pennsylvania, October 23, l997 -- Airgas, Inc. (NYSE-ARG) today reported financial results for its second quarter ended September 30, l997.

     For the second quarter ended September 30, 1997, after-tax cash flow (net earnings plus depreciation, depletion, amortization and deferred income taxes), before non-recurring gains on the sale of a non-core business and a partial recovery of refrigerant losses, increased by 13% to a record $32.4 million, or $.46 per share, compared to $28.7 million, or $.42 per share for the same quarter last year. Sales increased 29% to $360.4 million from $278.7 million. Net earnings (before non-recurring gains) were $11.3 million, or $.16 per share, compared to $11.3 million, or $.17 per share, a year ago, principally the result of flat August sales in the Distribution Group. The UPS strike had a direct adverse effect on Airgas' distribution businesses with reduced shipments to customers and increased distribution expenses, as well as indirect effects, including slowdowns in our customers' businesses. Including a $1.5 million ( $980 thousand after-tax) gain on the sale of a non-core business, and a $14.5 million ($9.4 million after-tax) gain from the partial recovery of refrigerant losses, net earnings for the second quarter were $21.7 million, or $.31 per share.

     For the six months ended September 30, l997, after-tax cash flow (before non-recurring gains), increased 15% to a record $64.7 million, or $.92 per share, compared to $56.5 million, or $.84 per share in the same period last year. Net earnings (before non-recurring gains) increased to $23.5 million or $.34 per share, and sales increased 25% to $691.8 million. Net earnings were $22.5 million or $.33 per share, on sales of $552.8 million last year. Including the non-recurring gains, net earnings for the six months ended September 30, 1997, were $33.9 million, or $.48 per share.

     Peter McCausland, Airgas' Chairman and Chief Executive Officer, said "We continue to achieve strong cash flow growth while we simultaneously pursue an aggressive acquisition program, the build out of a logistics and information infrastructure and the repositioning of Airgas for internal growth. These investments will support the growth of our distribution sales through multiple channels and will make Airgas the leader in service and the low cost supplier to our customer segments. Over the last 4 1/2 years, we've acquired $950 million in annual sales in 135 separate transactions without taking any special charges for merger or integration expenses. During this period Airgas has maintained an annual compounded after-tax cash flow growth rate in excess of 25% by successfully integrating acquisitions andachieving significant improvements in operations. We continue to invest and manage with the building of a world-class, multi-billion dollar distribution company as our primary operating objective and incremental increases in our cash flow stream as our primary financial objective."

     The Company previously announced that its Board of Directors approved the repurchase of up to an additional 2,000,000 shares of Airgas common stock from time-to-time to offset share issuances for stock options, the Company's

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Employee Stock Purchase Plan, and acquisitions.  Together with previously granted authority, this increases the total repurchase program to a potential 2,646,000 shares.

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment in North America. Its distributor network includes approximately 640 locations in 41 states, Canada and Mexico. Airgas can be visited on the Internet at http://www.airgas.com.

Forward-Looking Statements

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important risk factors include, but are not limited to, the Company's ability to consolidate and integrate new acquisitions, expenses associated with the Company's new ADI Division, the Company's ability to recover assets in connection with the fraudulent breach of contract related to refrigerant R-12 purchases and other factors described in the Company's 1997 Form 10-K filed with the Securities and Exchange Commission.

     Consolidated statements of earnings follow on page 3.
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                                 AIRGAS, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)
                                  (Unaudited)

                                     Three Months Ended       Six Months Ended
                                       September 30,           September 30,
                                     1997       1996 (a)    1997      1996 (a)
                                     ____       ________    ____      ________
Net sales:
     Distribution                  $268,168     $244,701   $539,437  $487,755
     Direct Industrial               61,216       20,437     98,061    36,889
     Manufacturing                   30,972       13,574     54,270    28,166
                                    _______      _______    _______   _______
          Total net sales           360,356      278,712    691,768   552,810
                                    _______      _______    _______   _______
Costs and expenses:
     Cost of products sold (excluding
      depreciation, depletion and
      amortization)
        Distribution                135,011      121,490    272,474   245,305
        Direct Industrial            44,966       15,537     70,971    28,969
        Manufacturing                14,404        8,110     25,690    17,215
      Selling, distribution and
      administrative expenses       114,199       89,544    219,542   175,731
     Depreciation, depletion and
      amortization                   18,776       15,023     36,591    29,261
     Recovery of refrigerant
      losses (b)                    (14,500)           -    (14,500)        -
                                    _______      _______    _______   _______
          Total costs and expenses  312,856      249,704    610,768   496,481
                                    _______      _______    _______   _______
Operating income:
     Distribution                    27,182       26,133     55,876    50,888
     Direct Industrial                1,343          638      2,448     1,014
     Manufacturing                    4,475        2,237      8,176     4,427
     Recovery of refrigerant losses
      (b)                            14,500            -     14,500         -
                                    _______      _______    _______   _______
          Total operating income     47,500       29,008     81,000    56,329

Interest expense, net               (13,670)      (9,753)   (25,778)  (18,034)
Other income, net                     1,573           70      2,046       351
Equity in earnings of unconsolidated
 affiliates                             434          114        319       114
Minority interest                      (309)        (152)      (618)     (381)
                                    _______      _______    _______   _______
     Earnings before income taxes    35,528       19,287     56,969    38,379

Income tax expense                   13,853        7,977     23,068    15,919
                                    _______      _______    _______   _______
     Net earnings                  $ 21,675     $ 11,310   $ 33,901   $22,460

Net earnings (excluding
 non-recurring gain and recovery
 of refrigerant losses)(c)         $ 11,268     $ 11,310   $ 23,494   $22,460
                                    =======      =======    =======    ======
Earnings per share                 $    .31     $    .17   $    .48   $   .33
                                    =======      =======    =======    ======
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Earnings per share (excluding
 non-recurring gain and recovery
 of refrigerant losses) (c)        $    .16     $    .17   $    .34   $   .33
                                    =======      =======    =======    ======
Weighted average shares              70,950       67,660     70,100    67,350
                                    =======      =======    =======    ======

(a) Certain reclassifications have been made to previously issued financial statements to conform to the current presentation.

(b) The results for the second quarter and year-to-date ended September 30, 1997 include a $14.5 million ($9.4 million after-tax) gain from a partial recovery of refrigerant losses.

(c) The results for the second quarter and year-to-date ended September 30, 1997 excluding the after-tax effect of the gain from partial recovery of refrigerant losses noted in footnote (b) and the after-tax gain of $980 thousand related to the sale of a non-core business.




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